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                                                                    EXHIBIT 10.5

                       SEPARATION AND CONSULTING AGREEMENT

     This Separation and Consulting Agreement ("AGREEMENT") is entered into as of September 24, 2001, by and between ELCOR CORPORATION, a Delaware corporation ("ELCOR"), and RICHARD J. ROSEBERY ("RJR").

     WHEREAS, RJR will retire from his employment with ELCOR, and retire from all positions as an officer or director of ELCOR and each of its subsidiaries, on the Effective Date (as defined below); and

     WHEREAS, the parties wish to provide for an orderly separation and maintain a transitional relationship to ensure that business continues as normal, and accordingly, ELCOR and RJR have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the representations, promises and agreements made herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Retirement. RJR will retire from his employment with ELCOR, and retire from all positions as an officer or director of ELCOR and each of its subsidiaries, on October 23, 2001, immediately following the conclusion of ELCOR's Board meetings (the "Effective Date"). As a result, RJR's employment relationship with ELCOR MANAGEMENT CORPORATION will formally terminate at 11:59 p.m., Dallas time, on the Effective Date.

2. Benefits.

     (a) COBRA. ELCOR agrees to reimburse RJR for the cost of continuation coverage for RJR's and his spouse's group health insurance benefits under COBRA through April 30, 2003, or, if earlier, the date that RJR becomes eligible to participate in the group health care plan offered by another employer. RJR and his spouse must complete the appropriate forms to elect COBRA coverage. After April 30, 2003, RJR may continue at his own expense COBRA continuation coverage for RJR and his spouse for the additional time, if any, required under COBRA, but the qualifying event for COBRA continuation coverage purposes will be the Effective Date.

     (b) Country Club Membership. ELCOR will transfer the corporate membership in Bent Tree Country Club currently utilized by RJR into RJR'S individual name and will reimburse RJR, up to a maximum of Fifteen Thousand Dollars ($15,000.00), for any required fees charged by Bent Tree Country Club to accomplish such transfer.

     (c) Business Publications. RJR will be entitled to continue to receive all of the current subscriptions to business publications that he currently receives through ELCOR until current subscriptions expire.

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     (d) Vacation Pay. ELCOR agrees to pay to RJR the cash value of any earned but unused vacation days he has accrued through the Effective Date, including without limitation carryover vacation days from prior years, in accordance with ELCOR's current policy. This payment will be made to RJR on October 31, 2001.

     (e) Stock Loans. Upon the effectiveness of RJR'S retirement pursuant to
Section 1, any stock loans from ELCOR to RJR and any accrued interest thereon that are then outstanding under the Elcor Corporation Stock/Loan Plan will be forgiven, as, the parties acknowledge, is in accordance with the terms of such Plan.

     (f) Additional Benefits. ELCOR acknowledges and agrees that RJR will continue to be entitled to any vested benefits under benefit plans maintained for the benefit of ELCOR employees; provided however, that payment, exercise, or distribution of such benefits, as the case may be, will be made in accordance with, and subject to, the terms and conditions of the applicable plan and any applicable agreement. ELCOR and RJR acknowledge that RJR will be eligible to receive a bonus under the Elcor Corporation Incentive Cash Bonus Plan ("Bonus Plan") and a cash payment in an amount equal to the amount that would have been then eligible for loan under the Elcor Stock/Loan Plan (or award under any restricted stock or other plan adopted as a successor plan to the Stock/Loan Plan, if any) for the fiscal period ending June 30, 2001, and the fiscal quarter ending September 30, 2001, if any are payable under the terms of such plans, but not for any subsequent period. RJR acknowledges that he will not be entitled to receive an allocation of any ELCOR employer contributions (other than his elective deferral contributions) under the ELCOR sponsored Deferred Compensation Plan, the 401(k) plan or ESOP for the current calendar year through and including the Effective Date. On October 31, 2001, however, ELCOR will pay RJR a payment equal to seven percent (7%) of the sum of RJR's salary plus bonuses under the Bonus Plan, if any, due through the Effective Date as provided herein for periods included in calendar year 2001, less any withholding required by law, regulation or governmental administrative rules.

3. Return Of Property.

     (a) General. As of the Effective Date, RJR will immediately return to ELCOR all ELCOR owned or leased property in his possession. Such ELCOR property includes, but is not limited to, all computer equipment, manuals, reports, maps, files, memoranda and records, customer lists, samples, credit cards, cardkey passes, door and file keys, software and other corporate property which RJR received, prepared, helped prepare or obtained in connection with his employment by ELCOR; provided, however, that RJR will not be required to return to ELCOR copies of documents evidencing or relating to agreements between RJR and ELCOR, copies of employee welfare or benefit plans, medical records or information, documents and reports in the public domain, business publications, RJR's personal calendar and personal records not containing business information about ELCOR or its subsidiaries, books and works of art contained in his office, business awards, and other personalty as agreed by the parties ("Excluded Property").

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     (b) Copies. RJR represents that he has not retained and will not retain any copies, duplicates, reproductions or excerpts of any ELCOR property not constituting Excluded Property, whether in physical or electronic form. In the event of litigation or overtly threatened litigation involving a party, it or he will be entitled to obtain from the other party copies of any of the foregoing returned records or retained records, as the case may be, that are directly or indirectly relevant to such litigation.

4. Terms of Consulting Engagement.

     (a) Services. RJR agrees to provide services to ELCOR in the capacity of a financial consultant. RJR agrees to promote the best interests of ELCOR and to take no wrongful, inappropriate or dishonest actions that in any way damage the public image or reputation of ELCOR or its directors, officers, employees or affiliates. During the Consulting Term (defined below), RJR will be available for up to two (2) days (16 hours) in any month to consult with ELCOR or its subsidiaries on an as-needed basis, so long as such requested time does not conflict with other reasonable plans or obligations of RJR.

     (b) Consulting Term. The term of this Agreement will be from the Effective Date of the Agreement through and including October 23, 2003 (the "Consulting Term").

5. Consulting Compensation.

     (a) Payments. For his service as a consultant, ELCOR will pay to RJR forty-seven (47) semi-monthly installments, each in the amount of Seven Thousand Two Hundred Twenty-one and 20/100 Dollars ($7,221.20), less any withholding required by law, regulation or governmental administrative rules, whether or not any consulting services are requested or performed. The above amounts will be paid to RJR on ELCOR'S regularly scheduled paydays. Payments will begin on November 15, 2001, and will be made on each of the forty-six (46) subsequent semi-monthly ELCOR paydays.

     (b) Certain RJR Responsibilities. RJR will be solely responsible for all of his withholding taxes, social security taxes, unemployment taxes, and workers' compensation insurance premiums, if any, required by law, regulation or governmental administrative rules.

6. Independent Contractor.

     (a) General. In performing consulting services for ELCOR for the Consulting Term pursuant to this Agreement, RJR will act in the capacity of an independent contractor with respect to ELCOR and its subsidiaries and not as an employee of any of them. As such, RJR will accept directions issued by the Chief Executive Officer of ELCOR (or his or her delegate) pertaining to the goals to be attained and the results to be achieved, but RJR will be solely responsible for the manner and hours in which RJR performs services. RJR will determine his own working hours and

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schedule and will not be subject to the ELCOR'S personnel policies and procedures.

     (b) Events and Programs. In conjunction with his provision of services as a consultant to ELCOR, RJR will be eligible for participation in selected external investor relations and/or professional development events and programs, if approved by ELCOR on a case-by-case basis. In connection with any such approved events and programs and any directions issued by the Chief Executive Officer of ELCOR (or his/her delegate), ELCOR will reimburse RJR for his reasonable and documented out-of-pocket expenses associated with such participation, in accordance with ELCOR'S standard expense reimbursement policies.

     (c) Certain Legal Obligations. After the Effective Date: (i) RJR will not be eligible to participate in any of ELCOR'S or its subsidiaries' employee welfare or benefit plans, fringe benefit programs, or insurance arrangements, except as specifically set forth in this Agreement; (ii) ELCOR will not provide workers' compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to RJR; (iii) RJR will comply at his expense with all applicable provisions of workers' compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions required to be fulfilled by independent contractors and consultants; (iv) other than as stated in this Agreement, RJR will be solely responsible and liable for all expenses, costs, liabilities, assessments, maintenance, insurance, undertakings and other obligations incurred by RJR; and
(v) RJR will not, in any form or fashion, maintain, hold out, represent, or imply to any other individual or entity that an employee/employer relationship exists between ELCOR and RJR.

7. Non-disclosure; Conflict of Interest.

     (a) Non-disclosure. During his employment with ELCOR and during the Consulting Term, RJR has had access to and will continue to have access to, various trade secrets and proprietary and confidential information of ELCOR and its affiliates consisting of, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, financial and marketing information and research, investor and analyst information, product specifications, warranty information, customer lists, methods of doing business, and other confidential information which is regularly used in the operation of ELCOR's or its affiliates' business, but which is not within the public domain (collectively, "Trade Secrets"). RJR acknowledges and agrees that the Trade Secrets are valuable, special and unique assets of ELCOR or its affiliates, the disclosure of which would cause substantial injury, damage and loss of profits and goodwill. Accordingly, RJR agrees that he will not use or disclose, directly or indirectly, any of the Trade Secrets at any time; provided, however, that RJR may disclose Trade Secrets to directors, officers, and employees of ELCOR and its affiliates who have a need to know, and as may be otherwise required in the performance of his consulting duties under this Agreement or by law or legal process. Furthermore, RJR acknowledges that his employment by ELCOR has been subject to, and conditioned upon, his agreement to the terms of an Employee Agreement with ELCOR dated January 6, 1975 (the "Employee Agreement"). RJR ratifies and affirms his

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obligations under the Employee Agreement, including, but not limited to the provisions of the Employee Agreement regarding COMPANY PRIVATE INFORMATION (as defined in the Employee Agreement).

     (b) No Conflicts of Interest. For and in consideration of the promise made by ELCOR pursuant to Section 7(c) and in furtherance of the confidentiality and other obligations undertaken by RJR under this AGREEMENT, RJR agrees (i) that he will not directly or indirectly provide Trade Secrets to any party whose products or services are competitive with the products or services manufactured or sold, or, to RJR's specific knowledge, under active consideration for manufacture or sale, by ELCOR or any of its active subsidiaries prior to the Effective Date, (ii) that he will not provide services to any entity referred to on Exhibit A, which is incorporated herein by this reference, and (ii) that he will not provide any services other than financial consulting services to any entity referred to on Exhibit B, which is incorporated herein by this reference, except to the extent RJR obtains advance written approval from ELCOR's Chief Executive Officer (or his/her delegate), which approval will not be unreasonably withheld. The covenants in this Section 7(b) will continue for two (2) years from the Effective Date and will be effective only in the territory of North America, except as to the covenant not to disclose Trade Secrets, which will be effective worldwide and will continue indefinitely.

     (c) Payment. If RJR complies with this Section 7 for the entire Consulting Term, ELCOR will pay to RJR on October 31, 2003 an amount equal to Seventeen Thousand Eight Hundred Fifty-nine and 50/100 Dollars ($17,859.50), less any withholding required by law, regulation or governmental administrative rules.

8. Confidentiality of Agreement.

     The parties agree that the terms of this AGREEMENT are mutually confidential and will only be disclosed to persons specified herein. ELCOR may disclose the terms of this AGREEMENT to its directors and officers, and to the extent it determines is required by law or legal process, including without limitation, applicable securities laws. RJR may disclose the terms of this AGREEMENT to his immediate family, financial consultants and advisors, lenders, attorneys and accountants or other tax preparers, but to others only to the extent compelled by law or legal process. ELCOR and RJR agree that if disclosures are made to any individual permitted third party, such third party will be instructed to keep the terms hereof confidential, except to the extent disclosure is required to comply with law or legal process. Any information ELCOR discloses in its public filings or other releases will no longer be considered confidential for purposes of this Section 8.

9. Miscellaneous Provisions.

     (a) Notice. Notices and all other communications contemplated by this Agreement will

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be in writing, will be deemed to have been given when delivered to the recipient, and will be given by certified mail, FedEx or other courier, in each case return receipt requested. All notices and communications to ELCOR will be sent to:

Attn: Vice President, Administration
Elcor Corporation
14643 Dallas Parkway
Suite 1000
Dallas, TX 75254

All notices and communications to RJR will be sent to:

Richard J. Rosebery
5703 Club Oaks Drive
Dallas, TX 75248

All payments by ELCOR to RJR will be made by electronic direct deposit to RJR's Bank of America account (as designated in the Release Agreement) during normal banking hours on a date on or before payment is due, with notification to RJR (which may be sent by fax, electronic mail or regular mail notwithstanding the above provisions).

The parties may change their respective addresses for notices, and RJR may change the account to which payments are to be deposited, by written notice to the other party in accordance with this Section 9(a).

     (b) Damages. ELCOR and RJR acknowledge that it would be impossible to calculate or ascertain accurately and definitely the damages that ELCOR would sustain from a breach by RJR of Section 7 of this AGREEMENT and that no adequate remedy at law exists in case of such a breach. Accordingly, in the event of a breach or threatened breach by RJR of Section 7 of this Agreement, ELCOR will be entitled to an injunction immediately restraining the activity which violates or threatens to violate this AGREEMENT. Nothing in this Section 9(b) will be construed as prohibiting ELCOR from pursuing any other remedies available to ELCOR for such breach or threatened breach, at law, in equity or under this AGREEMENT.

     (c) Payment Default. If any payment owing to RJR from ELCOR is not paid within three (3) days of the date due under this Agreement, then such overdue amount will bear interest at the rate of twelve percent (12%) per annum, compounded daily, from the date due until paid. If any payment owed to RJR from ELCOR hereunder or under the Release Agreement of even date between the parties (the "Release Agreement") is not paid to RJR within thirty (30) days of the date due, and RJR has given ELCOR at least ten (10) days' notice and opportunity to cure, then all payments due under this Agreement are accelerated and become due and payable immediately. This will be cumulative of RJR's other remedies for such breach.

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     (d) Escrow. If ELCOR escrows funds to cover payments under the Executive
Agreements between ELCOR and its officers, then an amount equal to the remaining payments to be made under this Agreement will be escrowed for the benefit of RJR to cover ELCOR's payment obligations under this Agreement.

     (e) Complete Agreement; Construction. There are no oral promises or inducements outside of this AGREEMENT, the Release Agreement, the Employee Agreement, outstanding stock option agreements, and the agreement dated August 31, 2001 between the parties with respect to certain stock options. This AGREEMENT may only be amended or modified by a written instrument signed by both of the parties. The section headings contained in this AGREEMENT are inserted for convenience only and will not affect in any way the meaning or interpretation of this AGREEMENT. The parties have participated jointly in the negotiation and drafting of this AGREEMENT. In the event an ambiguity or question of intent or interpretation arises, this AGREEMENT will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this AGREEMENT.

     (f) Assignability. ELCOR may assign this AGREEMENT to any of its affiliates, provided that such assignment will not relieve ELCOR of its obligations under this AGREEMENT. Except as provided in the previous sentence, neither party may assign any rights or delegate any responsibilities under this AGREEMENT without the other party's written consent, which consent will not be unreasonably withheld. This AGREEMENT will be binding upon and inure to the benefit of ELCOR and its successors and permitted assigns and RJR and his heirs and permitted assigns. If RJR should die or become disabled before all benefits and payments under Sections 2, 5, 6, 7, or 9 have been paid to him, he or his heirs or personal representative, as the case may be, will remain entitled to receive the remainder of such payments and benefits to the extent RJR was entitled to them in accordance with Sections 2, 5, 6, 7 and 9.

     (g) Attorney's Fees. In the event of a breach of this Agreement, the prevailing party in any litigation will be entitled to recover its or his reasonable attorney's fees incurred to enforce this Agreement.

     (h) Severability. The parties intend that all provisions of this AGREEMENT be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of this AGREEMENT is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as the court determines to be reasonable and enforceable. If any provision of this AGREEMENT is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision will be fully severable and this AGREEMENT will be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part of this AGREEMENT, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provisions or by their severance from this AGREEMENT.

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     (i) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. IF ANY ACTION IS BROUGHT TO ENFORCE OR INTERPRET THIS AGREEMENT, VENUE FOR SUCH ACTION WILL BE IN DALLAS COUNTY, TEXAS.

Each of the parties has fully read and understands the terms of this AGREEMENT, and has SIGNED AND DELIVERED this Agreement this 24th day of September, 2001.

                                       RJR:

                                       /s/ Richard J. Rosebery
                                       -----------------------------------------
                                       Richard J. Rosebery


                                       ELCOR:
                                       ELCOR CORPORATION

                                       By: /s/ Harold K. Work
                                           -------------------------------------
                                           Harold K. Work,
                                           Chairman of the Board

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                                                                       EXHIBIT A
                                          to Separation and Consulting Agreement

The following entities and their affiliates are referred to by Section 7(b)(ii) of the Separation and Consulting Agreement dated September 24, 2001 between Elcor Corporation and Richard J. Rosebery.

Atlas
BMI
Certainteed
Chomerics
Deep Coat
Ehrler
GAF Building Materials
IKO
Johns Manville
Kiehl Engineering
Malarky
MID Circuit wise, Inc. (a Tyco company)
Nolato/Shieldmate
Owens Corning
Pabco
PF Technologies
Phillips Plastics
Plastic Plate
Savcor
Seleco
Shielding of Electronics, Inc.
Summit Coating Technologies
Tamko
TecStar/Micron
Vision
WL Gore

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                                                                       EXHIBIT B
                                          to Separation and Consulting Agreement

The following entities and their affiliates are referred to by Section 7(b)(iii) of the Separation and Consulting Agreement dated September 24, 2001 between Elcor Corporation and Richard J. Rosebery.

A.L.L. Roofing
ABC Supply
Alcatel
Allied Building Products
Austin Roofers
Beacon
Bradco
Building Supply of NE Wisconsin
Burbank Roofing
Cal Shingle & Shake
Carolina Atlantic Dist.
Dallas Wholesale Building Supply
Dallas/ Ft.Worth Roofing Supply
Eagle
Ericsson
JBW Wholesale
JEH Wholesale
Kyocera
L&W Supply
Motorola
Nokia
Nortel
Northwest Roofing Supply
Pelican Companies
Prime Source
R-Max
Redding Supply
Roofers Supply Inc.
Roofing Center/ Wolf
Roofing Wholesale Co.
Siplast
Spec Roofing Contracting Supply
Sun Microsystems
Sunniland Corp.
Texas Wholesale Building Materials
Washington Cedar Supply

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